Exhibit 99.1

Press Release March 18, 2014
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2014 Earnings Guidance and Announces First Quarter Cash Dividends

FORT WAYNE, INDIANA, March 18, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2014 earnings guidance in the range of $0.13 to $0.17 per diluted share.  Estimated earnings are anticipated to be less than the company’s sequential fourth quarter 2013 earnings of $0.24 per diluted share and first quarter 2013 earnings of $0.21 per diluted share.

The extreme cold weather across much of the United States, especially the Midwest, has had a significant negative impact on the company’s first quarter 2014 financial results. The uncharacteristically severe and prolonged winter weather conditions have resulted in increased energy costs, diminished availability of transportation, reduced production and lower shipments.

Profitability from the company’s steel operations for the first quarter 2014 is expected to be lower in comparison to earnings achieved in the sequential fourth quarter 2013.  Both shipments and metal spreads are expected to be lower in the first quarter 2014.  Anticipated average quarterly product pricing is not expected to outpace increased scrap costs from material consumed early in the quarter. The weather has also negatively impacted production and sales for several key steel-consuming end markets, including automotive, construction and manufacturing. However, improvement in these end markets is anticipated as these consumers re-engage.  In addition, order inquiry activity and resulting backlogs continue to improve at the company’s fabrication operations.

Metals recycling financial results are expected to show improvement for the first quarter 2014 when compared to the sequential quarter, as decreased ferrous metal margins are expected to be offset by modest increases in shipments.

Dividend

The company’s board of directors has declared a quarterly cash dividend of $0.1150 per common share, a five percent increase over the company’s 2013 quarterly rate.  The dividend is payable to shareholders of record at the close of business on March 31, 2014, and is payable on or about April 11, 2014.

“We are pleased that our board of directors took this action, based on their confidence in the current and future strength of our cash flow generation capability and financial position,” stated Chief Executive Officer, Mark D. Millett.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 6,800 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500